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                                                                    EXHIBIT 99.1

                    COBBLESTONE ANNOUNCES SALE TO MEDITRUST

FOR IMMEDIATE RELEASE


Del Mar, California; January 12, 1998. Cobblestone Holdings, Inc., parent of Cobblestone Golf Group, Inc., ("Cobblestone") announced that it has reached a definitive merger agreement to be acquired by The Meditrust Companies ("Meditrust") (NYSE:MT) for Meditrust stock valued at approximately $241 million. In addition, under the terms of the agreement, approximately $154 million of Cobblestone debt and associated costs will be either refinanced or assumed as a condition of closing. Cobblestone was formed in October 1992 by Brentwood Associates, a Los Angeles-based private equity investment firm, and CEO James A. (Bob) Husband. Cobblestone is one of the leading golf course owners and operators in the United States. The company's portfolio includes 25 facilities with 29 courses located in Arizona, California, Florida, Georgia, Texas and Virginia. Meditrust is a paired share real estate investment trust and the nation's largest health care real estate investment trust. Meditrust has investments in over 500 health care facilities in 41 states with 38 different operators and has a total market capitalization in excess of $4.5 billion. The acquisition is expected to close by the end of February.

In the consolidating golf course industry, Cobblestone has been one of the most aggressive acquirers of golf facilities during its five years of existence, completing 22 acquisitions. The strategy is representative of the investment philosophy of Brentwood Associates, which focuses on industry consolidations also known as growth build-ups. Brentwood has formed build-up companies in a variety of other industries including equipment rental, cellular telephone service, trade magazine publishing, promotional marketing and movie theaters.

Abraham D. Gosman, chairman of Meditrust, said, "With this outstanding management team and company, we gain an excellent platform upon which to speed the rapid consolidation of this sector. Cobblestone will provide the core of a number of golf-related acquisitions that we have planned in this extremely fragmented industry."

"Cobblestone has developed a national presence in the golf course industry through a disciplined acquisition program and dramatic course-level operating improvements of acquired courses," said Mr. Husband. "With the expanded access to capital that this transaction provides, we intend to accelerate our growth strategy while maintaining our commitment to providing a high quality golf experience for our members and customers."

David H. Wong, a general partner at Brentwood Associates, noted, "We believe Cobblestone is an excellent example of the partnership of capital and management successfully generating fundamental value creation through acquisitions and internal growth. We are very pleased with the outstanding returns produced by this investment for our limited partners and we are delighted to be receiving
Meditrust stock in this transaction.   Furthermore, with this transaction
we believe we have provided Cobblestone a partner with the resources to achieve management's goal of becoming the leading owner/operator of golf courses in the United States."
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Contacts:    Stefan Karnavas, Chief Financial Officer
             Cobblestone Golf Group, Inc. (619) 794-2602

             David H. Wong, General Partner
             Brentwood Associates (310) 477-6611